Exhibit 10.13
                                  -------------

           Employment Letter with Philip Barak dated November 9, 2004

                                                                  [Logo omitted]
                                                                       Netfabric
                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804

                                                                    Nov. 9, 2004


Dear Phil,

I am pleased to offer to you the following compensation for your work for the company.

You will be granted the option to purchase 150,000 shares of pre-merger Netfabric common stock at a price of $0.50 per share. The options will be granted as of January 1, 2004, and be exercisable 37,500 shares on January 1, 2004 and 37,500 shares on October 1, 2004. The remaining 75,000 shares will be exercisable in four equal annual amounts beginning with 18,750 shares on October 1, 2005 and on October 1 of each of the next three years thereafter. You will continue to accrue and receive these options regardless of your status with the company.

In the event of a change in control of Netfabric, or the sale or transfer of all or substantially all of its equity or assets,: the option exercise dates will all accelerate, and all granted but non-exercised options will become immediately exercisable. In addition, the exercise price will be adjusted for any stock splits, for the public company merger, or for any other event that affects the stock of Netfabric, other than a merger with or acquisition of another company for business purposes and not intended to effect a reverse-merger.

As a condition of your work for Netfabric, we may require you to execute additional agreements with respect to your employment with the company, including agreements with respect to the confidential information, trade secrets and intellectual property of the company, which you agree are solely company property, and which you agree you will keep strictly confidential at all times.

I would appreciate your response to this offer at your earliest convenience.


Yours truly,



Jeff Robinson
President

Understood and agreed to:


--------------------------
Phil Barak